                                                                    EXHIBIT 99.4

FOR:          7(th) Street.com

CONTACTS:     Marc Landy
              Chief Financial Officer
              914-682-4300

              Morgen-Walke Associates
              Andrea Kaimowitz
              Katherine Mittelbusher
              Press: Miriam Adler/Emily
              Brunner
              212-850-5600

                  7(TH) STREET.COM CHANGES NAME TO LEARN2.COM;
                            SYMBOL CHANGES TO "LTWO"
                  --UNIFIES EXISTING BRANDS UNDER LEARN2.COM--

    JULY 19, 1999, WHITE PLAINS, NY--7TH STREET.COM (NASDAQ: SEVL), a leading provider of online learning solutions, today announced a new company name, Learn2.com, in order to create a single brand and to align more closely the Company's corporate identity with its product offerings. The name Learn2.com communicates the Company's role in educating corporate and consumer customers on a wide variety of topics. Learn2.com today launched a nationwide branding campaign and a consolidated site at http://www.learn2.com to reflect the change. Effective July 20th, Learn2.com will trade on the Nasdaq stock market under the symbol "LTWO."

    The new Learn2.com site will serve as the gateway for the Company's other learning brands that deliver over 200 in-depth instruction courses. The corporate-focused LearningUniversity.com, now re-branded Learn2University, and consumer-focused Tutorials.com websites can be accessed at http://www.learn2.com. As a leading online consumer learning community, Learn2.com will continue to offer complementary content to users on a variety of topics. These include step-by-step instructions on a wide spectrum of skills, activities and tasks; an extensive set of discussion forums where consumers can find and share information; and hundreds of helpful tips. Learn2.com has been ranked among the top learning destinations for several years, and in June it was ranked among the top 50 most useful Websites by Yahoo! magazine.

    "Our goal is to become the undisputed leader in online learning, and, with this realignment, we can offer all of our corporate and individual customers a unified brand and destination to meet all learning needs," said Stephen P. Gott, President and CEO of Learn2.com. "We believe that this focused branding strategy will provide maximum visibility for our corporate identity, products and services, and expansion efforts. We will continue to focus on providing engaging experiences and premium service for our members through expanded content, sophisticated technology, multiple delivery methods, and increased distribution channels."

    Learn2.com will begin a nationwide media campaign to highlight the consolidated brand and corresponding company focus. The campaign, which will commence with simultaneous print media and Internet advertising, is expected to generate memberships, sales and relationships through increased corporate and consumer awareness.

    Learn2.com is a leader in the creation and distribution of online advanced learning and training. The Learn2.com suite of products provides an engaging learning experience to consumer and corporate customers by allowing interactive multimedia and animated courseware to be accessed instantly on the

Web. Learn2.com is also an Internet learning community that offers consumers tips and step-by-step instructions on a broad spectrum of skills, activities and tasks, as well as immediately accessible multimedia consumer training courses and tutorials. Corporations have access to the same high quality tutorials through Learn2University which includes additional features such as reporting and administration.

    On June 7, Learn2.com announced the signing of a contract to acquire ViaGrafix Corporation, the number one multimedia computer training company in terms of sales, according to NPD Group SofTrends-Registered Trademark-. ViaGrafix's products include interactive multimedia courses and tutorials for IT training and other subjects for a variety of computer software. ViaGrafix has an existing library of more than 1,000 titles. The acquisition is expected to close in the third quarter of 1999 subject to certain conditions, including a vote of both companies' shareholders.

                                     # # #

    Forward-Looking Statements: This news release contains forward-looking statements, which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company. These factors include the Company's success in integrating the business and operations of both constituent companies; the activities of new or existing competitors, the ability to attract and retain employees and strategic partners, the ability to leverage intangible assets in its technology, the ability to complete new projects at planned costs and on planned schedules and adoption of the Internet as a medium of commerce, communications and education. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

    The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.